Filed under Rule 424(b)(2), Registration Statement No. 333-183535

Preliminary Pricing Supplement No. 81 - Dated Tuesday, August 4, 2015 (To: Prospectus dated August 24, 2012)

CUSIP	Principal	Selling	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Amount	Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
02006DGU9	[]	100.000% (1)	1.125%	[]	Fixed	3.300%	Monthly	08/15/2018	09/15/2015	$2.93	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 8/15/2016 and Monthly thereafter with 30 Calendar Days Notice.

(1) Investment advisers, either registered under the Investment Advisers Act of 1940 or exempt therefrom, purchasing Notes for the account of their advisory clients may be offered Notes at a 0.4500% discount to the public offering price.
02006DGV7	[]	100.000% (2)	1.700%	[]	Fixed	3.850%	Monthly	08/15/2020	09/15/2015	$3.42	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 8/15/2016 and Monthly thereafter with 30 Calendar Days Notice.

(2) Investment advisers, either registered under the Investment Advisers Act of 1940 or exempt therefrom, purchasing Notes for the account of their advisory clients may be offered Notes at a 0.7500% discount to the public offering price.

Ally Financial Inc.	Offering Date: Tuesday, August 4, 2015 through Monday, August 10, 2015	Ally Financial Inc.
	Trade Date: Monday, August 10, 2015 @ 12:00 PM ET	Ally Financial Term Notes, Series A
	Settle Date: Thursday, August 13, 2015	Prospectus dated August 24, 2012
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc

Agents: Incapital LLC, Citigroup, RBC Capital Markets, Morgan Stanley, J.P. Morgan

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.